Exhibit 23

                          Independent Auditors' Consent

The Board of Directors
Global Payment Technologies, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-30829) of Global Payment Technologies, Inc. of our report dated January 10, 2003, with respect to the consolidated balance sheet of Global Payment Technologies, Inc. and subsidiaries as of September 30, 2002 and the related consolidated statement of operations, shareholders' equity and comprehensive income (loss) and cash flows and related schedule for the year ended September 30, 2002, which report appears in the September 30, 2002 annual report on Form 10-K of Global Payment Technologies, Inc.

Our report dated January 10, 2003 contains an explanatory paragraph that states that the Company's consolidated financial statements have been restated for the reclassification of certain balance sheet items.


                                                          KPMG LLP

Melville, New York
January 14, 2003